UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

Form 8-K
______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 28, 2016

Heritage Oaks Bancorp
(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	000-25020	77-0388249
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1222 Vine Street, Paso Robles, CA 93446
(Address of Principal Executive Offices) (Zip Code)

805-369-5200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Named Officer

            On March 28, 2016, Heritage Oaks Bank (the “Bank”), the wholly owned subsidiary of Heritage Oaks Bancorp (the "Company") announced that Rick Arredondo, its President and Chief Banking Officer would be retiring from banking to pursue other interests. Simone Lagomarsino, President and Chief Executive Officer of the Company and CEO of the Bank, will reassume the position of President of the Bank effective immediately. Ms. Lagomarsino previously held the positon from September 2011 until January 2015.

            It is anticipated that Mr. Arredondo will remain an employee of the Bank until his resignation is effective on April 29, 2016 and assist in the transition until his departure.

            On March 28, 2016, the Bank issued a press release announcing Mr. Arredondo’s departure, a copy of which is furnished herewith as Exhibit 99.1.

Retirement of Director

            On March 23, 2016, Donald Campbell, a founding director of the Company and the Bank, informed the Boards of Directors of the Company and the Bank, that he intends to retire effective on May 25, 2016 (prior to the Annual Meeting of Shareholders) because he has reached the age of 75, which is the required retirement age in the Bylaws of the Company and the Bank.

            In connection with Mr. Campbell’s retirement, the Board of Directors of the Company voted to reduce the size of the Board from 12 to 11 members effective upon Mr. Campbell’s retirement. The reduction of the size of the Board to 11 members is within the range provided for in the Company’s Bylaws. Furthermore, it is an action that is permitted by the Company’s Bylaws to be taken by the Board of Directors without action by the shareholders or amendment of the Bylaws.

Item 9.01. Financial Statements and Exhibits.

Exhibits

99.1     Press release, dated March 28, 2016 announcing departure of Rick Arredondo.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heritage Oaks Bancorp

Date: March 28, 2016	By:	/s/ SIMONE LAGOMARSINO
Name: Simone Lagomarsino
Title: President & Chief Executive Officer